Exhibit 10.55

December 13, 2012

Mr. Sean R. Creamer

Dear Sean,

On behalf of Arbitron, I am delighted to offer you the position of President and Chief Executive Officer of Arbitron. Your effective start date will be no later than January 3, 2013.

You will report to the Board of Directors, and have a starting base salary of $580,000. Upon meeting the applicable performance criteria established by the Compensation and Human Resources Committee of Arbitron’s Board of Directors (the “Compensation Committee”) in its sole discretion, you will be eligible to receive an annual incentive bonus in an amount equal to 100% of base salary. For performance exceeding the target of such applicable performance criteria, as determined in the sole judgment of the Compensation Committee, the annual incentive bonus may be increased to an amount up to 200% of base salary.

On or before your start date, Arbitron will grant you a Long Term Incentive award to be valued at 250% of your new base salary consisting of restricted stock units with respect to the company’s common stock, par value $0.50. The specific terms and conditions of the award will be determined by the Compensation Committee

Please confirm your acceptance of this offer by signing and returning a copy of this letter.

Sean, I could not be more pleased that you will be assuming the role of President and Chief Executive Office of Arbitron.

Sincerely,

/s/ Philip Guarascio
Philip Guarascio,
Chairman of the Board

Agreed and Accepted:

/s/ Sean R. Creamer
Sean R. Creamer